Exhibit 15
May 2, 2007
Applied Industrial Technologies, Inc.
One Applied Plaza
Euclid Avenue at East 36th Street
Cleveland, Ohio 44115
We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Applied Industrial Technologies, Inc. and subsidiaries for the periods ended March 31, 2007 and 2006, as indicated in our report dated May 2, 2007(which report included an explanatory paragraph relating to the restatement discussed in Note 8); because we did not perform an audit, we expressed no opinion on that information.
We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, is incorporated by reference in Registration Statement Nos. 33-53361, 33-53401, 33-65509, 333-83809, 333-69002, 333-124574, 333-138054 and 333-138053 on Forms S-8.
We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.
/s/ Deloitte & Touche LLP